Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
SEI Institutional Investments Trust:

We consent to the reference to our firm under the heading “Experts” in the Statement of Additional Information in this Registration Statement of the SEI Institutional Investments Trust Real Return Plus Fund, Global Managed Volatility Fund and Enhanced Income Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 7, 2006